EXHIBIT 99.1

September 27, 2004

Michael E. Havener

1474 Hedgewood Lane

Kennesaw, GA 30152

Dear Mike:

It is a pleasure to confirm your promotion to the office of Chief Financial Officer (“CFO”) of PTEK Holdings, Inc. (the “Company”). This letter describes some of the initial elements that would apply to your new position with the Company. This promotion is conditioned upon several things itemized in this letter.

1.	Start Date and Position: We are offering you the position of Executive Vice President - Chief Financial Officer of the Company, effective July 28, 2004. You will be reporting to Jeffrey A. Allred, President and Chief Operating Officer of the Company.

2.	Salary. Your starting base pay will be increased effective July 28, 2004, to a bi-weekly salary of $7,692.31, which is the annual equivalent of $200,000.00, payable bi-weekly.

3.	Bonus Compensation. You will be entitled to earn a base bonus and an annual incentive bonus for each calendar year during your employment as CFO of the Company in the amounts determined below based on (i) the Company achieving its quarterly and annual targets for revenue (“Revenue”), earnings before interest, taxes, depreciation and amortization (“EBITDA”) and capital expenditures (“Capex”), and (ii) any other individual achievement metrics as determined by the Chief Executive Officer of PTEK. The weighting of the targets for the bonus shall be determined by the Chief Executive Officer and the President and Chief Operating Officer of the Company. Revenue, EBITDA and Capex targets and actual Revenue, EBITDA and Capex shall be determined by the Company in the same manner as for other senior corporate officers of the Company.

Your target base bonus for each calendar year will be equal to 50% of your annual base salary for such year, subject to a sliding scale adjustment described below, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (i.e., 20% per quarter) and 20% allocated to achievement of annual targets. The target base bonus will be based on Revenue, EBITDA, Capex and any individual achievement metrics weighted in the percentages to be determined by the Chief Executive Officer and the President and Chief Operating Officer of the Company on an annual basis. You will be entitled to a portion or full payment of the bonus applicable to each target metric based on a percentage achievement of the target metrics as follows:

Percentage of Target (e.g., Revenue, EBITDA, Capex, etc.)	Percentage of Bonus Earned for each Target Metric
90%-94.99%	70%
95%-99%	85%
100%	100%

Your target incentive bonus for each calendar year will be equal to 50% of your annual base salary for such year, based on achievement of 105% and above of the annual incentive bonus target metrics. The bonus will be based on Revenue, EBITDA, Capex and any individual achievement metrics weighted in the percentages to be determined by the Chief Executive Officer and President and Chief Operating Officer of the Company on an annual basis. You will be entitled to a portion or full payment of the bonus applicable to each target metric based on a percentage achievement of the target metrics as follows:

Percentage of Target (e.g., Revenue, EBITDA, Capex, etc.)	Percentage of Annual Incentive Bonus Earned for each Target Metric
105%-109.99%	25%
110-114.99%	50%
115%-119.99%	75%
120%	100%

The timing of determination and the date of payment of the bonus would be consistent with the payment dates for the other senior corporate officers of the Company.

4.	Restricted Stock. The Compensation Committee of the Company’s Board of Directors has approved a grant of 75,000 shares of restricted stock under the PTEK Holdings, Inc. 2004 Long-Term Incentive Plan (the “Shares”), with a grant date of July 28, 2004 (the “Grant Date”). The Shares will be subject to terms and conditions as set forth in a Restricted Stock Agreement (“RSA”) that will be provided to you and will vest 1/5 per year and the restrictions on the Shares will lapse and expire on each of the first through the fifth anniversaries of the Grant Date, unless earlier vested under such terms as set forth in the RSA.

5.	Vacation and Personal Time. Vacation is accrued per bi-weekly pay period up to maximum annual amounts of 2 weeks vacation for first 3 years of service, 3 weeks for 4-7 years of service, 4 weeks for 8-11 years of service and 5 weeks for 12 or more years of service. The Company also currently provides 8 paid holidays, and you can accrue up to 5 sick days and 5 personal days per year.

6.	Employee Benefits. In addition to any Company benefit plans that you are currently participating in, you will be eligible to participate in the Company’s benefit plans generally available to other senior corporate officers of the Company.

7.	At-Will Employment. Neither this letter nor any other writing or policy of the Company, nor any representation by any individual who works for the Company, may be interpreted to create a contract of any kind. Your employment will be “at-will,” meaning that either you or the Company may terminate the relationship at any time, for any lawful reason, or no reason. Your employment will be subject to all of the Company’s regular policies and procedures, as they may be altered from time-to-time in the Company’s discretion. Similarly, the Company reserves the right to modify prospectively any of the initial elements reflected in this offer letter.

The foregoing notwithstanding, if the Company terminates your employment without “Cause” (as such term is defined below) either before a “Change in Control” of the Company (as such term is defined below) or more than 12 months after a Change in Control of the Company, you will be entitled to receive severance pay equal to 50% of your annual base salary in effect at the date of termination, payable in accordance with the Company’s standard payroll practices over the 6-month period following the date of termination. In addition, if the Company terminates your employment without Cause during the 12-month period following a Change in Control of the Company, you will be entitled to receive severance pay equal to 100% of your base annual salary in effect at the date of termination, payable in accordance with the Company’s standard payroll practices over the 12-month period following the date of termination.

For purposes of this offer letter, “Cause” shall consist of any of the following: (i) the commission by you of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by you, which is intended to cause, causes or is reasonably likely to cause material harm to the Company or any of its affiliates (including harm to the business reputation of the Company or any of its affiliates); (ii) the indictment of you for the commission or perpetration of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the breach by you of any material term or covenant contained in this offer letter, and such breach is not cured, if it is susceptible to cure, within 30 days following receipt of notice from the Company setting forth the allegations of Cause; or (iv) your failure to devote substantially all of your business time to the Company’s business and affairs as provide in this offer letter.

For purposes of this offer letter, “Change in Control” of the Company shall mean the occurrence of any of the following events:

(i) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 25% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (I) the Company or (II) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by the Company (a “Subsidiary”), or (B) the Company or any Subsidiary, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (i); or

(ii) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least 60% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 80% of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Approval by the shareholders of the Company of:

(A) a merger, consolidation or reorganization involving the Company, unless:

(I) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least 2/3 of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(II) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 80% of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (I) and (II) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”); or

(B) A complete liquidation or dissolution of the Company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or

(D) A transaction in which the Company recapitalizes itself and uses the proceeds of such a recapitalization to buy back or tender common stock or declares a special cash dividend in excess of $.50 per share of common stock; or

(iv) A sale of all or substantially all of the stock or assets of the Company through a merger, share exchange or sale, and the Employee does not become employed by then Company or an Affiliate as of the closing date of such sale, merger or other transaction.

8.	Supercedence. This offer letter supercedes your Confirmation Memo dated as of November 16, 2002, as modified, by and between you and American Teleconferencing Services, Ltd. d/b/a Premiere Conferencing, an affiliate of the Company (“Premiere Conferencing”).

9.	Offer Acceptance. Please sign this letter in the appropriate section below. Any additions or modifications of these terms would have to be in writing and signed by you and the Company.

You have done a great job at Premiere Conferencing, and we are confident you will make a substantial contribution to our efforts as CFO of the Company.

Sincerely,

/s/ Jeffrey A. Allred
Jeffrey A. Allred
President and Chief Operating Officer
PTEK Holdings, Inc.

ACKNOWLEDGED AND AGREED TO BY:

Signature:	/s/ Michael E. Havener
Michael E. Havener

Date: September 30, 2004